As filed with the Securities and Exchange Commission on March 29, 2001


                                                     Registration No. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                                HUMBOLDT BANCORP
              (Exact name of registrant as specified in it charter)


          California                                   93-1175446
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)


                   2440 Sixth Street, Eureka, California 95501
                   -------------------------------------------
               (Address of Principal Executive Office) (Zip Code)


                      TEHAMA BANCORP 1999 STOCK OPTION PLAN
                      TEHAMA BANCORP 1994 STOCK OPTION PLAN
                            (Full title of the plan)


                                Patrick J. Rusnak
                            Senior Vice President and
                             Chief Financial Officer
                                Humboldt Bancorp
                                 2440 6th Street
                            Eureka, California 95501
                     (Name and address of agent for service)


                                 (707) 445-3233
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE



                                        Proposed maximum     Proposed maximum
Title of securities    Amount to be      offering price     aggregate offering       Amount of
to be registered        registered          per share              price         registration fee
-------------------    -------------    ----------------    ------------------   ----------------
Common Stock            394,260 (1)          $9.50(2)           $ 3,745,470            $ 989
(no par value)



(1) The number of shares being registered is the number of shares issuable pursuant to options outstanding as of March 9, 2001, under the Tehama Bancorp 1999 Stock Option Plan (the "1999 Plan") and the Tehama Bancorp 1994 Stock Option Plan (the "1994 Plan"), which was assumed pursuant to the Agreement and Plan of Reorganization and Merger dated September 20, 2000, between Tehama Bancorp and Humboldt Bancorp, multiplied by the conversion rate of 1.775. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein that may become issuable due to events specified in the Plan.

(2) Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the high and low bid price per share of the common stock of Humboldt Bancorp on March 23, 2001, as reported by the Nasdaq Market Exchange.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     Humboldt Bancorp (the "Registrant") hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     (1) Registrant's annual report on Form 10-K for the year ended December 31, 1999, as filed on March 30, 2000.

     (2) Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000, and September 30, 2000, as amended on November 22, 2000, and January 16, 2001

     (3) Registrant's current reports on Form 8-K filed on April 25, 2000, September 27, 2000, and March 20, 2001; and

     (4) Registrant's Prospectus dated February 9, 2001, filed pursuant to Rule 424(b) on February 13, 2001.

     Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable

Item 5. Interests of Named Experts and Counsel.

     Not Applicable

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code provides for the indemnification of officers and directors against expenses and judgments if the officers and directors acted in good faith and in a manner reasonably believed to be in the best interest of the corporation. The Articles of Incorporation and the Bylaws of the registrant provide for the indemnification of its officers and directors to the fullest extent authorized by law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.
-----------
  5.1      Opinion of Bartel Eng & Schroder, counsel to Humboldt Bancorp

  10.21    Tehama Bancorp 1999 Stock Option Plan

  10.22    Tehama Bancorp 1994 Stock Option Plan

  23.1     Consent of Richardson & Company, independent accountants.

  23.2     Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5.1.


Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eureka, State of California, on March 16, 2001.

                                       HUMBOLDT BANCORP,
                                       a California corporation


                                       By /s/ Theodore S. Mason
                                          ------------------------------
                                              Theodore S. Mason
                                              Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                                        Date


/s/   Theodore S. Mason                                   March 16, 2001
Theodore S. Mason, Director


/s/   Patrick J. Rusnak                                   March 22, 2001
Patrick J. Rusnak, Chief Financial Officer


/s/ John C. McBeth                                        March 22, 2001
John C. McBeth, Director


/s/   Gary L. Evans                                       March 22, 2001
Gary L. Evans, Director


/s/   Lawrence Francesconi                                March 22, 2001
Lawrence Francesconi, Director

/s/   Gary D. Fish                                        March 22, 2001
Gary D. Fish, Director


/s/   Gary C. Katz                                        March 22, 2001
Gary C. Katz, Director


/s/   John W. Koeberer                                    March 22, 2001
John W. Koeberer, Director


/s/   Thomas W. Weborg                                    March 22, 2001
Thomas W. Weborg, Director


/s/   John R. Winzler                                     March 22, 2001
John R. Winzler, Director


/s/   Gary Napier                                         March 22, 2001
Gary Napier, Director


/s/   Ronald F. Angell                                    March 22, 2001
Ronald F. Angell, Director